                                                                      Ex-99.A4.1

                              SUBLICENSE AGREEMENT
                              --------------------
                        (SPDRs to Sponsor of SPDRs Trust)

         This Sublicense Agreement is entered into as of this 1st day of
November, 2005 (this "Sublicense Agreement"), by and among PDR SERVICES LLC
(formerly PDR Services Corporation), a Delaware limited liability company
("Sublicensee"), in its capacity as sponsor of the Standard & Poor's Depositary
Receipts ("SPDR") Trust, Series 1, a unit investment trust registered under the
Investment Company Act of 1940 and organized under the laws of the State of New
York (the "SPDRs Trust"), STATE STREET GLOBAL MARKETS, LLC, a Delaware limited liability company ("Licensee"), and STANDARD & POOR'S, a division of The
McGraw-Hill Companies, Inc., a New York corporation ("S&P").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, pursuant to that certain License Agreement dated as of October
30, 1992, as amended (the "Original License Agreement"), and as further amended and restated by Licensee and S&P on the date hereof (the "Restated License
Agreement"), S&P has granted Licensee a license to use the S&P Marks (as defined in the Restated License Agreement) in connection with the issuance, exchange trading, marketing and/or promotion of the specific Product described in
Appendix A attached hereto and incorporated herein;

         WHEREAS, in connection with the sponsorship of the SPDRs Trust,
Sublicensee wishes to use and refer to the S&P Marks;

         WHEREAS, Licensee, Sublicensee and the American Stock Exchange LLC, a
Delaware limited liability company ("AMEX"), have entered into (a) a Principal
Agreement, dated as of August 31, 2005 regarding, among other things, the assignment of the License Agreement to Licensee and (b) a Marketing Agreement,
dated as of the date hereof (the "Marketing Agreement") regarding, among other things, the appointment of Licensee as the exclusive marketing agent of the
SPDRs Trust; and

         WHEREAS, all capitalized and undefined terms used herein have the meanings assigned to them in the Restated License Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, pursuant to Section 1(e) of the
Restated License Agreement, the parties hereto agree as follows:

         1. Subject to the terms and conditions of the Restated License
Agreement, Licensee hereby grants to Sublicensee a non-exclusive and non-transferable sublicense (which shall not be further sublicensable by
Sublicensee) to use the S&P Marks for the term of the Restated License Agreement solely in connection with the exercise of its rights and the performance of its duties as sponsor of the SPDRs Trust.

         2. This Sublicense Agreement shall terminate upon (a) a material breach by Sublicensee of this Sublicense Agreement which remains uncured after
Sublicensee has received notice from Licensee or S&P in accordance with the notice and cure periods provided in Section 6 below, (b) a material breach by
Sublicensee or AMEX of the Marketing Agreement which remains uncured after fifteen days from the date on which Sublicensee or AMEX, as the case may be, receives written notice of breach from Licensee, (c) Sublicensee no longer being sponsor of the SPDRs Trust or (d) termination or expiration of the Restated
License Agreement.

         3. Sublicensee acknowledges that it has received and read a copy of the
Restated License Agreement. Sublicensee, on behalf of the SPDRs Trust, agrees to be bound by all of the provisions therein imposing any obligations on the
Licensee but does not assume the obligations contained therein, except
Sublicensee does hereby assume (a) those obligations contained in Subsection
3(a) (payment to S&P of License Fees) and (b) the obligations in those provisions of Subsection 1(b) that require Licensee to fund some or all the
Litigation Costs incurred by S&P in connection with S&P's initiation of litigation against any securities market that is using the Exclusive S&P Marks to trade a product similar to the Product and (c) the indemnification obligations in Subsection 10(a) insofar as such obligations arise out of or relate to the Product to be issued by the SPDRs Trust and described in Appendix
A hereto, provided, however, that for (a) (b) and (c), Sublicensee shall not be required to make any payments whatsoever under this Sublicense Agreement or the
Restated License Agreement that are not reimbursable by the SPDRs

                                      -2-

Trust pursuant to the respective exemptive order from the U.S. Securities and
Exchange Commission granting relief, among other things, from Section
26(a)(2)(c) of the Investment Company Act of 1940, as amended.

         4. Sublicensee, on behalf of the SPDRs Trust, agrees that its obligations under the Restated License Agreement pursuant to Section 3 hereof are as a principal and shall be unaffected by any defense or claim that Licensee may have against S&P.

         5. This Sublicense Agreement shall be construed in accordance with the laws of New York State without giving effect to the principles of conflicts of laws.

         6. In the event of a material breach of this Sublicense Agreement by
Sublicensee, before the Sublicense Agreement may be terminated in accordance with Section 2(a) hereof, Sublicensee shall first have received both an Initial
Notice and a Final Notice and the notice period commencing upon receipt of the
Final Notice shall have expired. For purposes of this Sublicense Agreement, an
"Initial Notice" shall mean a written notice sent to Sublicensee in accordance with the provisions of Section 7 hereof which shall specify the nature of the alleged breach and will notify the Sublicensee that it has 15 days from receipt of the Initial Notice to cure such breach; and a "Final Notice" shall mean a written notice sent to Sublicensee in accordance with the provisions of Section
7 hereof notifying Sublicensee that the breach specified in the Initial Notice has not been cured, and will notify Sublicensee that it has 15 days from receipt of the Final Notice to cure such breach.

         7. All notices and other communications under this Sublicense shall be
(i) in writing, (ii) delivered by hand (with receipt confirmed in writing), by registered or certified mail (return receipt requested), or by facsimile transmission (with receipt confirmed in writing), to the address or facsimile number, with respect to the Sublicensee, as set forth below, with respect to the

                                      -3-

Sublicensee, as set forth below, with respect to the Licensee and Dow Jones, as set forth in the Restated License Agreement, or to such other address or facsimile number as the parties shall specify by a written notice to the others, and (iii) deemed given upon receipt.

                           If to PDR Services LLC, to:

                           Corporate Secretary
                           American Stock Exchange LLC
                           86 Trinity Place
                           New York, New York 10006
                           Fax: (212) 306-5496

                           with copies to:

                           Neal Wolkoff, Chairman and Chief Executive Officer
                           American Stock Exchange LLC
                           86 Trinity Place
                           New York, New York 10006
                           Fax: (212) 306-1152

                           Stuart I. Friedman
                           Friedman, Wittenstein & Hochman
                           101 East 52nd Street
                           New York, New York 10022
                           Fax: (212) 223-8391

                            [SIGNATURE PAGE FOLLOWS]

                                      -4-

         IN WITNESS WHEREOF, the parties hereto have executed this Sublicense
Agreement as of the date first set forth above.

                                    PDR SERVICES LLC

                                    By: /s/ Clifford J. Weber
                                        -----------------------------------
                                    Name: Clifford J. Weber
                                        -----------------------------------
                                    Its: Senior Vice President
                                        -----------------------------------

                                    STATE STREET GLOBAL MARKETS, LLC

                                    By: /s/ Vincent Manzi
                                        -----------------------------------
                                    Name: Vincent Manzi
                                        -----------------------------------
                                    Its: Vice President
                                        -----------------------------------

                                    STANDARD & POOR'S, a division of The
                                    McGRAW-HILL COMPANIES, INC.

                                    By: /s/ Robert A. Shakotko
                                        -----------------------------------
                                    Name: Robert A. Shakotko
                                        -----------------------------------
                                    Its: Managing Director, Index Services
                                        -----------------------------------

                 [Signature page to SPDRs Sublicense Agreement]

                       APPENDIX A TO SUBLICENSE AGREEMENT
                       ----------------------------------

                               PRODUCT DESCRIPTION

                 Standard & Poor's Depositary Receipts ("SPDRs")

         1.  Description of a SPDR
             ---------------------

         A SPDR(TM) is a security which gives the holder (buyer) an undivided interest in a portfolio of securities held in an open-ended Unit Investment
Trust which is traded on a national securities market. SPDRs are currently traded on the American Stock Exchange ("Exchange") in a manner similar to that of ordinary listed equity securities and may be purchased or sold at any time during the Exchange trading day. The trading symbol for SPDRs is SPY.

         2.  Underlying Index
             ----------------

         The Standard and Poor's 500 Composite Stock Price Index - the S&P 500 -
serves as the model for the underlying portfolio of stocks held by the Trustee
Bank. The S&P 500 is a broad-market index of 500 stocks. The composition and weighting of securities held in the underlying stock portfolio closely mirror that of the S&P 500, following specific investment rules as set forth in the
Prospectus. Accordingly, the price of a SPDR on the Exchange is expected to closely track the price levels of the S&P 500 over time.

         3.  Dividends
             ---------

         A SPDR holder receives a quarterly "Dividend Equivalent Amount" of cash corresponding to the cash dividends which accrue to the S&P 500 stocks in the underlying portfolio, less Trust expenses.

         4.  SPDR Creation
             -------------

         SPDRs are created on Exchange trading days in "Creation Unit" block sizes of 50,000 by the deposit of a portfolio of stocks together with a specified cash amount, as described below in the section entitled "Creation
Unit".

         5.  SPDR Redemption
             ---------------

         SPDRs may be redeemed on Exchange trading days in "Creation Unit" block sizes of 50,000 in exchange for the same portfolio of stocks and cash that correspond to SPDR creations.

         6.  Creation Unit
             -------------

         A "Creation Unit" is a block of 50,000 SPDRs which corresponds to a basket of securities designated by the Trustee to closely approximate the composition and weighting of the S&P 500 on the day of the request for creation, together with a specified Total Cash Amount Per Creation Unit. This specified
Total Cash Amount Per Creation Unit includes:

         (1) the "Dividend Equivalent Amount" reflecting the accrued dividends of the stocks on deposit with the Trustee, ordinarily accrued for stocks with ex-dividend dates from the third Friday in March, June,
         September, and December through and including the day of the request for creation or redemption, less accrued Trust expenses over the same period, plus

         (2) an adjusting dollar amount which assures that the total market value of the stock plus cash in the Creation Unit equals the Net Asset
         Value of the Trust per Creation Unit outstanding at the market close on the day of the request for creation or redemption.

         7.  Dividend Equivalent Amount
             --------------------------

         The Dividend Equivalent Amount is the cash amount to be paid by the
Trustee for each SPDR outstanding on SPDR record date. It includes a proportional amount of cash corresponding to the regular cash dividends (less accrued Trust expenses) for the stocks on deposit with the Trustee which have gone ex-dividend during each quarterly accrual period beginning on the third
Friday of March, June, September, and December. A portion of the Dividend
Equivalent Amount may be characterized as a return of capital to reflect cash amounts deposited through creations.

         8.  Trading Unit
             ------------

         SPDRs trade on the American Stock Exchange in round lots of 100, with odd-lot trading permitted.

         9.  Price Quotations
             ----------------

         SPDR prices are quoted in dollars in decimal format.

         10. Dividend Settlement
             --------------------

         The ex-dividend date for the quarterly dividend equivalent payment for
SPDRs is the third Friday of March, June, September and December. Dividend
Equivalent Amounts will ordinarily be paid quarterly on the last business day in
April, July, October, and January to all SPDR holders of record as of the fourth business day following the most recent ex-dividend date.

         11. Creation/Redemption Procedures with the Trustee
             -----------------------------------------------

         The shares of component stocks in a Creation Unit will be determined by the Trustee on the evening preceding each trading day. Orders requesting the creation or redemption of 50,000 SPDRs or multiples thereof for the underlying basket of stock plus cash must be given before 4:00 p.m. NY time on any trading day following designated procedures which will be available from the Sponsor.

         12. Position Limits
             ---------------

         There are no position limits on SPDRs.

         13. Customer Margin
             ---------------

         It is anticipated that SPDRs will be treated as equity securities for margin purposes following the first 30 days in the customer's account.

         14. Trading Hours on the American Stock Exchange
             --------------------------------------------

         9:30 a.m. to 4:15 p.m. NY time, and available for the After-Hours
Trading Facility.

         15. Trading System
             --------------

         Specialist/Registered Trader.

         16. Clearing
             --------

         SPDRs are Exchange-traded equity securities cleared through the
National Securities Clearing Corporation (NSCC).

         17. Settlement
             ----------

         SPDR trades, as well as SPDR creation or redemption requests, settle in three business days. SPDRs are non-certificated (book entry only) equity securities held at The Depository Trust Company.

         18. Product Description
             -------------------

         Exchange Rule 1000, Commentary .01 requires delivery of a product description to each customer purchasing SPDRs not later than the time a confirmation of the first transaction is delivered to the purchaser.